UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2018

Reed’s Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 South Spring Street, Los Angeles, California 90061

(Address of principal executive offices and zip code)

Not applicable

(Former name or former address if changed since last report)

Registrant’s telephone number, including area code: (310) 217-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

The disclosures set forth in Item 5.02 are incorporated herein by this reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2018, Reed’s Inc., a Delaware corporation (“Reed’s or the “Company”) and Daniel V. Miles entered into a Separation, Settlement and Release of Claims Agreement (the “Separation Agreement”) in connection with Mr. Miles’ resignation from his position as Chief Financial Officer of Reed’s and the termination of his employment. Pursuant to the Separation Agreement, for a period of one year, Mr. Miles has agreed to make himself available, to the extent reasonably requested by Reed’s, for the purpose of assisting with the transition of his duties, on an hourly basis. The Separation Agreement provides for the following payments to Mr. Miles: (a) salary continuation in an amount equal to 12 months’ salary at Mr. Miles’s base salary rate plus annual cash bonus, less all applicable withholdings, and subject to deduction of net compensation received by Mr. Miles from subsequent employment or engagement during this period; (b) payment of the lesser of (i) Mr. Miles’ COBRA premium or (ii) active employee rates payable pursuant to subsequent-employer sponsored health care coverage, for twelve months; and (c) settlement amount in the sum of $207,200.00, paid through the issuance of a promissory note by Reed’s in favor of Mr. Miles, which note matures in one year, may be prepaid any time and accrues simple interest at a rate of 7.5% per annum. The Separation Agreement memorializes of the terms of Mr. Miles’ currently exercisable stock options. In addition, the Separation Agreement contains a general release by Mr. Miles related to Mr. Miles’s employment with the Company, customary confidentiality and non-disclosure provisions and a non-disparagement clause.

The description of the Separation Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Separation Agreement. A copy of the Separation Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REEDS, INC.,
a Delaware corporation

Dated: August 21, 2018	By:	/s/ Iris Snyder
Iris Snyder,
Chief Financial Officer